Exhibit 23.1

Date : March 25th , 2015

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Spirit International, Inc.

We hereby consent to the inclusion in this fifth amendment to the Registration Statement (the “Registration Statement”) on Form S-1 of Spirit International, Inc (the “Company”) of our report, dated March 18, 2016, with respect to our audit of the financial statements of the Company as of December 31, 2015 and the results of its operations and cash flows for the period of inception (March 10, 2014) through December 31, 2015, included in the filing of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement

Sincerely,

/s/ Dov Weinstein & Co. C.P.A (Isr)

Jerusalem, Israel